As filed with the Securities and Exchange Commission on March 12, 2021

Registration No. 333-212433
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECOGEN INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3536131 (IRS Employer Identification Number)
45 First Avenue
Waltham, MA 02451
(781) 466-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John K. Whiting, IV, Esq.
General Counsel
Tecogen Inc.
45 First Avenue
Waltham, MA 02451
Telephone: (781) 466-6016
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to: Neil R.E. Carr Somertons, PLLC 1025 Connecticut Avenue, N.W., Suite 1000 Washington, D.C. 20036 Telephone: (202) 459-4651
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐        Accelerated filer ☐        Non-accelerated filer
Smaller reporting company     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2(B) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

    On July 7, 2016, the Registrant filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (File No. 333-212433) that was declared effective on July 18, 2016 (“Form S-3”). The Form S-3 was filed to register the resale by selling stockholders named in the prospectus included in the Form S-3 (“selling stockholders”) of up to 1,763,871 shares of the Registrant’s shares of common stock, $.001 par value per share.

On June 9, 2020, the Registrant filed a Form 25 with the SEC to voluntarily de-list its shares of common stock from trading on The NASDAQ Stock Market and to de-register its shares under Section 12(b) of the Securities Exchange Act of 1934, as amended. As a consequence, pursuant to General Instruction I.B.3 of the Form S-3, the Registrant ceased to be eligible to continue to use the Form S-3 for the registration of securities to be sold in secondary transactions under the Securities Act upon the effective date of such delisting, June 19, 2020. However, the Registrant remains eligible to register shares of its common stock for resale in secondary transactions by selling stockholders on the Form S-1 Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to its Form S-3 on the Form S-1 to permit the resale by the selling stockholders of shares registered pursuant to the Form S-3 that remain unsold.
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The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the Securities and Exchange Commission declares the registration statement of which this prospectus in a part effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state or other jurisdictions where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED March 12, 2021

PROSPECTUS

TECOGEN INC.

Up to 706,147 shares of our common stock
by the selling stockholders

This prospectus relates to up to 706,147 shares of our common stock that may be sold by the selling stockholders named in this prospectus and such additional selling stockholders, if any, as may be named in one or more prospectus supplements (“selling stockholders”). The shares will be offered and sold by the selling stockholders from time to time.

The selling stockholders or their respective pledgees, donees, transferees or other successors-in-interest may offer the shares from time to time through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon, or by a combination of these methods. See “Plan of Distribution.”

We are not selling any shares under this prospectus and will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered by this prospectus.

We will pay all expenses of the registration of the shares under the Securities Act of 1933, as amended (“Securities Act”), including the preparation of this prospectus but all selling and other expenses incurred by the selling stockholders will be borne by them. See “Plan of Distribution.” No shares of our common stock may be sold without delivery of this prospectus describing the method and terms of the offering of such shares.

Our common stock is traded on the OTC Markets Group, Inc.’s OTCQX Best Market under the symbol “TGEN.” The closing bid price of the common stock on the OTCQX on March 8, 2021, was $2.38 per share.

    Investing in our securities involves various risks. See “Risk Factors” contained herein for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors.” You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

    Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March __, 2021.

TABLE OF CONTENTS

About this Prospectus    3
Available Information     3
Cautionary Note Regarding Forward-Looking Statements    3
Prospectus Summary    4
Risk Factors    10
Use of Proceeds    10
Market for Our Common Stock and Dividend Policy 10
Description of Our Capital Stock    11
Selling Stockholders    14
Plan of Distribution    19
Legal Matters    20
Experts    20
Where You Can Find More Information    20
Incorporation of Documents by Reference    21
Disclosure of Commission Position on Indemnification 22

    You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. The selling stockholders named in this prospectus may sell up to a total of 706,147 shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and those securities. In the future, we may provide you with a prospectus supplement which may add, update or change information contained in this prospectus. We or the selling stockholders will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by applicable law. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Available Information.”

In this prospectus, unless the context otherwise requires, references to “Tecogen,” “Company,” “we,” “our,” or “us,” refer to Tecogen Inc. and its subsidiaries. Our logo, trademarks and service marks are the property of Tecogen. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock registered for resale hereby. This prospectus, which is a part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. To the extent that any statement we or the selling stockholder make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference” before buying any shares of our common stock offered pursuant hereto.

Statements contained or incorporated by reference in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith.

    A copy of the registration statement may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference room. The registration statement is also available through the SEC’s internet web site at http://www.sec.gov.

    We file or have filed annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference rooms as indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and the Private Securities Litigation Reform Act of 1995 and other federal securities laws that involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends, “plans,” “should,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

    The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligations to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated herein by reference carefully, especially the “Risk Factors” contained or incorporated by reference in this prospectus or any supplement hereto and under similar headings in the other documents that are incorporated by reference into this prospectus, and our financial statements and related notes incorporated by reference into this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

Overview of Tecogen

Our Company

Tecogen designs, manufactures, markets, and maintains high efficiency, ultra-clean cogeneration products including natural gas engine driven combined heat and power, air conditioning systems, and water heaters for residential, commercial, recreational and industrial use. We provide cost efficient, environmentally friendly and reliable products for distributed power generation that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint. Tecogen products are expected to run on Renewable Natural Gas (RNG) and/or hydrogen blends as it is introduced into the US gas pipeline infrastructure.

Tecogen’s cogeneration systems (also known as combined heat and power or “CHP”) are efficient because they drive electric generators or compressors which reduce the amount of electricity purchased from the utility while recovering the engine’s waste heat for water heating, space heating, and/or air conditioning at the customer’s building.

Tecogen manufactures four types of CHP products:

•Cogeneration units that supply electricity and hot water;
•Chillers that provide air-conditioning and hot water;
•Refrigeration compressors with natural gas engine drives; and
•High-efficiency water heaters.

Our commercial product lines include:

•the InVerde e+® and TecoPower cogeneration units;
•TECOCHILL® air-conditioning and refrigeration chillers;
•Tecofrost® gas engine-driven refrigeration compressors;
•Ilios® high-efficiency water heaters; and
•Ultera® emissions control technology.

Our operations are comprised of two business segments. Our Products and Services segment designs, manufactures and sells industrial and commercial cogeneration systems as described above, and represented 93.5% and 90.6% of our consolidated revenues for the years ended December 31, 2020 and 2019, respectively. Our Energy Production segment sells energy in the form of electricity, heat, hot water and cooling to our customers under long-term sales agreements and represented 6.5% and 9.4% of our consolidated revenues for the years ended December 31, 2020 and 2019, respectively.

The Energy Production business is conducted by our subsidiary American DG Energy Inc. (“ADGE”) which sells energy in the form of electricity, heat, hot water and cooling to customers under long-term energy sales agreements (typically with terms of 10 to 15 years). The typical sales model is to install and own energy systems in customers' buildings and sell the energy produced by those systems back to the customers at a cost set by a negotiated formula in customer contracts. We call this our "On-Site Utility" business, or our Energy Production segment. As of December 31, 2020, ADGE owned 34 operational energy systems, representing an aggregate of approximately 2,220 kilowatts of electrical capacity from cogeneration units and 880 cooling ton capacity from chillers. The capacity of both system categories has been reduced from 2018 because of the sale of approximately 30% of the ADGE fleet in late 2018 and early 2019.

Traditional customers for our cogeneration and chiller systems include hospitals and nursing homes, schools and universities, health clubs and spas, hotels and motels, office and retail buildings, food and beverage processors, multi-unit residential buildings, laundries, ice rinks, swimming pools, factories, municipal buildings, indoor agriculture, military installations, and indoor growing facilities. Our refrigeration compressors are applied primarily to industrial applications that include cold storage, wineries, dairies, ice rinks and food processing. Market drivers include the price of natural gas, local electricity rates, environmental regulations, and governmental energy policies, as well as customers’ desire to become more environmentally responsible.

Through our factory service centers in California, Connecticut, Florida, Massachusetts, Michigan, New Jersey, New York, and Toronto, Canada, our specialized technical staff maintains our products via long-term service contracts. To date we have shipped over 3,000 units, some of which have been operating for almost 35 years.

Our Products

All of our products are standardized, modular, CHP products that reduce energy costs, carbon emissions, and dependence on the electric grid. Tecogen’s products allow customers to produce power on-site in parallel with the electric grid or stand alone when no utility grid is available via inverter-based “black-start” capability. Because our CHP systems also produce clean, usable heat energy, they provide economic advantages to customers who can benefit from the use of hot water, chilled water, air conditioning and heating.

Tecogen products are designed as compact modular units that are intended to be installed in multiples when utilized in larger CHP plants. The majority of our CHP modules are installed in multi-unit sites with applications ranging up to 12 units. This approach has significant advantages over utilizing single larger units, allowing building placement in constrained urban settings and redundancy to mitigate service outages. Redundancy is particularly relevant in regions where the electric utility has formulated tariff structures that include high “peak demand” charges. Such tariffs are common in many areas of the country. Because these tariffs are assessed based on customers’ peak monthly demand charge over a very short interval, typically only 15 minutes, a brief service outage for a system comprised of a single unit can create a high demand charge, and therefore may be highly detrimental to the monthly savings of the system. Multiple unit sites reduce the likelihood of a full system outage that would result in high demand charges.

Our CHP technology uses low-cost mass-produced engines which we modify to run on natural gas. In our mainstay cogeneration and chiller products, the engines have proven to be cost-effective and reliable. In 2009, in response to the changing regulatory requirements for stationary engines, our research team developed an economically feasible process for removing air pollutants from the engine exhaust. This technology's U.S. and foreign patents were granted beginning in October 2013. Additional domestic and foreign patents have been granted and additional applications are pending. Branded Ultera®, the ultra-clean emissions technology repositions our engine driven products in the marketplace, making them comparable environmentally with other technologies such as fuel cells, but at a much lower cost and greater efficiency. Because of this breakthrough design for emission control, multiple Tecogen CHP modules fitted with the patented Ultera control technology have been permitted to the current regulatory limits in the Los Angeles area. In 2018, a group of natural gas engine-generators upfitted with the Ultera system were successfully permitted in the same Los Angeles region to unrestricted operation, the first natural gas engines to do so without operating time limits or other exemption. These engines were permitted to levels matching the California Air Resources Board ("CARB") 2007 emissions requirements, the same emissions standard used to certify fuel cells, and the same emissions levels as a state-of-the-art central power plant. We now offer our Ultera emissions control technology as an option on all our products or as a stand-alone application for the retrofitting of other rich-burn spark-ignited reciprocating internal combustion engines such as the engine-generators described above. In November 2020, Tecogen entered into a License Agreement with Origin Engines Inc. relating to the licensing and use of Tecogen’s Ultera® emissions reduction technology with engines they supply to a range of customers. The agreement gives Origin Engines exclusive rights to incorporate Ultera on certain engines they sell to specified customers or into certain markets, including oil and gas, power generation, lift trucks, forestry, and distributed energy systems. Tecogen retains all other rights to the Ultera emissions reduction technology and the right to collaborate with and license the technology to others.

Our CHP products are sold directly to customers by our in-house marketing team, and by established sales agents and representatives. Although we may from time to time have one or more customers who represent more than 10% of our product revenue for a given year, we are not dependent on the recurrence of revenue from those customers. Our product revenue is such that customers may make a large purchase once and may not ever make a purchase again because our equipment may remain in operation for 30 or more years. Therefore, our product revenue model is not dependent on recurring sales transactions from the same customer. Our service revenue, on the other hand, does lend itself to recurring revenue from particular customers. We currently do not have any service revenue customers who make up more than 10% of our total revenues on an annual basis.

Our cogeneration, heat pump, and chiller modules are built to order and revenue is recognized upon shipment. The lead time to build and deliver a unit depends on its customized configuration and is approximately 12 to 14 weeks for a chiller and 6 to 8 weeks for a cogeneration or heat pump from the execution of a purchase order.

Our Product Services

We provide long-term maintenance contracts, parts sales, and turnkey installation for our products through a network of well-established field service centers in California, the Midwest, the Northeast, the Southeast, and Toronto, Canada. These centers are staffed by our full-time technicians working from local leased facilities which provide offices and warehouse space for inventory. We encourage customers to provide internet connections to our units so that we may maintain remote communications with the installed equipment. For connected installations, the machines are contacted daily to download their status and provide regular operational reports (daily, monthly, and quarterly) to our service managers. This communications link is used to support the diagnostic efforts of our service staff, and to send messages to pre-programmed phones if a unit has experienced an unscheduled shutdown. In many cases, communications received by service technicians from connected devices allow for proactive maintenance, minimizing equipment downtime and improving operating efficiency for the customer.

We strive to maintain product service contracts for many years and work to maintain the integrity and performance of our equipment. Our products have a long history of reliable operation. Since 1995, we have had a remote monitoring system in place that connects to hundreds of units daily and reports their “availability,” which is the amount of time a unit is running or is ready to run. In 2017, we improved our remote monitoring system capability through the introduction of a cloud-based system call CHPInsight. The CHPInsight platform allows us to collect, analyze and manage data regarding equipment operation continuously and in real time, providing improved insight into the functionality of our CHP fleet. As a result of our remote monitoring systems, more than 80% of the units operate above 90% availability, with the average being 93.8%. Our factory service agreements have directly impacted these positive results and represent an important long-term annuity-like stream of revenue for us.

New equipment sold beginning in 2016 and select upgrades to the existing installed equipment fleet include an industrial internet solution which enables Tecogen to collect, analyze, and manage valuable asset data continuously and in real-time. This provides the service team with improved insight into the functionality of our installed CHP fleet. Specifically, it enables the service department to perform remote monitoring and diagnostics and to view system results in real time via a computer, smart phone or tablet. Consequently, we can better utilize monitoring data ensuring customers are capturing maximum possible savings and efficiencies from their installation. Through constant monitoring and analysis of equipment data, Tecogen expects to enhance the performance of installed equipment by ensuring machinery consistently operates at peak performance and is available to deliver maximum potential value for customers. In 2018, we migrated our cloud-based system from a third-party system to our CHP Insight® system developed in-house to access and store operating data on the cloud and provide user interface features specific to CHP operation as well as sophisticated data analysis tools.

Energy Production

Our wholly owned subsidiary, ADGE, distributes, owns and operates clean, on-site energy systems that produce electricity, hot water, heat, and cooling. ADGE owns the equipment that it installs at customers' facilities and sells the energy produced by these systems to customers on a long-term contractual basis. ADGE utilizes energy equipment supplied by Tecogen and other cogeneration manufacturers. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for use on-site. ADGE also distributes and operates water chiller systems for building cooling applications that operate in a similar manner, except that the engines in the water chiller systems drive a large air-conditioning compressor while recovering heat for hot water.

Cogeneration systems reduce the amount of electricity that a customer must purchase from the local utility and produce valuable heat and hot water on-site to use as required. By simultaneously providing electricity, hot water, and heat, cogeneration systems also have a significant positive impact on the environment by reducing the carbon dioxide, or CO2, produced by replacing a portion of the traditional energy supplied by the electric grid and conventional hot water boilers. Distributed generation of electricity, or DG, often referred to as cogeneration systems or combined heat and power systems, or CHP, is an attractive option for reducing energy costs and increasing the reliability of available energy.

We believe that the primary opportunity for our cogeneration and chiller DG systems are in regions of the U.S. where commercial electricity rates exceed $0.12 per kW hour, or kWh, which is predominantly in the Northeast, Mid-Atlantic, Florida, California, and parts of Canada. Attractive DG economics are currently attainable in applications that include hospitals, nursing homes, multi-tenant residential housing, hotels, schools and colleges, recreational facilities, food processing plants, dairies, and other light industrial facilities. We also believe that the largest number of potential DG users in the U.S. require less than 1 MW of electric power and less than 1,200 tons of cooling capacity. We are able to design our systems to suit a particular customer's needs because of our ability to place multiple units at a site. This approach is part of what allows our products and services to meet changing power and cooling demands throughout the day (also from season-to-season) and greatly improves efficiency.

Sales & Distribution

Our products are sold directly to end-users by our sales team and by established sales agents and representatives. We have entered into various agreements with distributors and outside sales representatives who are compensated on a commission basis for certain territories and product lines. Our product sales cycle exhibits typical seasonality for the HVAC industry with sales of chillers generally stronger in the warmer months while heat pump sales are stronger in the cooler months.

Markets and Customers

Worldwide, stationary power generation applications vary from huge central stationary generating facilities (traditional electric utility providers) to back-up generators as small as 2 kW. Historically, power generation in most developed countries such as the United States has been part of a regulated central utility system utilizing high-temperature steam turbines powered by fossil-fuels. This turbine technology, though steadily refined over the years, reached a maximum efficiency (where efficiency means electrical energy output per unit of fuel energy input) of approximately 40%.

Distributed power generation (“DG”) has been successfully implemented by others in large industrial installations over 10 Megawatts ("MW"), where the market has been growing for a number of years and is increasingly being accepted in smaller sized units because of technology improvements, increased energy costs, and better DG economics. We believe that our target market for DG, users of up to 1 MW, has been barely penetrated and that the reduced reliability of the utility grid and increasing cost pressures experienced by energy users will drive our near-term growth and penetration of this market.

Developments related primarily to the deregulation of the utility industry as well as significant technological advances have broadened the range of power supply choices available to all types of customers. CHP, which harnesses waste energy from power generation processes and puts it to work for other uses on-site, can boost the energy conversion efficiency to nearly 90%, a better than two-fold improvement over the average efficiency of a fossil fuel plant. Generating power at the point of consumption rather than through central power plants eliminates the cost, complexity, inefficiency, and risks associated with electric transmission and distribution. The implications of the CHP distributed generation approach are significant. Management believes that if CHP were applied on a large scale, global fuel usage would be significantly curtailed and the utility grid made more resilient.

Our CHP products address the inherent efficiency limitation of central power plants by siting generation close to the loads being served. This allows customers with energy-intensive buildings or processes to reduce energy costs and operate with a lower carbon footprint. Furthermore, with technology we have introduced, like the Ultera low-emissions technology, our products can now contribute to better air quality at the local level while complying with the strictest air quality regulations in the United States.

Cogeneration and chiller products can often reduce the customer’s operating costs (for the portion of the facility loads to which they are applied) by approximately 30% to 60% based on management estimates, which provides an excellent rate of return on the equipment’s capital cost in many areas of the country with high electricity rates. Our chillers are especially suited to regions where utilities impose extra charges during times of peak usage, commonly called “demand” charges. In these cases, the gas-fueled chiller reduces the use of electricity during the summer, the costliest time of year.

On-site CHP not only eliminates the loss of electric power during transmission, but also offsets the capital expense of upgrading or expanding the utility infrastructure. The national electric grids of many developed countries are already challenged to keep up with existing power demand. In addition, the transmission and distribution network operate near capacity in a majority of urban areas. Decentralizing power generation by installing equipment at customer sites not only relieves the capacity burden on existing power plants, but also lessens the burden on transmission and distribution lines. This ultimately improves the grid’s reliability and reduces the need for costly upgrades.

Certain Developments

ADGE Merger

On May 18, 2017, holders of approximately 71% of the ADGE's outstanding common stock approved the proposed acquisition of ADGE ("Merger") and holders of approximately 55% of our outstanding stock approved the issuance of our shares in the Merger. Consequently, on that day we completed our acquisition, by means of a stock-for-stock merger, of 100% of the outstanding common shares of ADGE. As a result, ADGE became our wholly owned subsidiary.

Liquidity

On May 4, 2018, we and our wholly-owned subsidiaries, American DG Energy Inc., and TTcogen LLC, entered into a Credit Agreement with Webster Business Credit Corporation ("Lender") that provided us with a line of credit of up to $10 million on a revolving and secured basis, with availability based on our accounts receivable, raw materials, and finished goods, during a three year period until May 4, 2021. The line of credit was used to repay the amounts due to Mr. John Hatsopoulos under a promissory note assumed by us in connection with the merger of American DG Energy Inc. into a subsidiary and for working capital purposes.

On April 17, 2020 we received a Paycheck Protection Program (“PPP”) Loan in the amount of $1.87 million pursuant to the Coronavirus Aid, Relief, and Economic Security Act, as amended (“CARES Act”) and, on May 11, 2020, we paid off the balance of the line of credit and terminated the credit agreement with Lender. The PPP Loan was forgiven in full in January 2021 and, on February 5, 2021, we received a Second Draw PPP Loan in the amount of $1.87 million that, under the PPP program, is guaranteed by the United States Small Business Administration. Interest on the loan balance is at the rate of 1% per year, and repayment of the loan balance is deferred until June 5, 2022. If not forgiven in accordance with the CARES Act, the loan is repayable in forty-four (44) monthly installments of $43,400.49 beginning July 5, 2022 with final payment due February 5, 2026. We intend to use the loan proceeds for payroll, rent, utilities and other operating expenses and expect to apply for forgiveness of the loan balance as permitted under the CARES Act. Currently, our management believes that our cash flows from operations and the proceeds of our PPP loans will be sufficient to fund our operations for the next 12 months. However, we will require additional debt or equity financing to meet any substantial capital requirements or to meet our current obligations if our business does not generate sufficient cash flows from operations.

Energy Sales Agreements

On December 14, 2018, we entered into agreements relating to the sale of two energy purchase agreements and related energy production systems for $2 million, and on March 5, 2019 we entered into agreements relating to the sale of six energy purchase agreements and related energy production systems for $5 million. In connection with the sale, we entered into agreements to provide billing and asset management services and operations and maintenance services for agreed fees for the duration of the energy purchase agreements, pursuant to which we guarantee minimum collections and we are entitled to receive fifty percent (50%) of the excess of collections over agreed minimum thresholds.

The Offering

Common stock outstanding before the offering	24,850,261 shares
Common stock offered by selling stockholders	706,147 shares
OTC Markets’ OTCQX Symbol	TGEN
Risks Factors

Investing in our securities involves a high degree of risk. Please see the risk factors discussed under the heading “Risk Factors” below and under Item 1A of our most recent Annual Report on Form 10-K, as supplemented by our Current Report filed with the SEC on April 14, 2020, and Part II of our Quarterly Reports on Form 10-Q, and other filings we make with the SEC, which are incorporated by reference in this prospectus.

Corporate Information

We were incorporated in the State of Delaware on September 15, 2000. Our principal executive offices are located at, and our mailing address is, 45 First Avenue, Waltham, Massachusetts 02451. Our main telephone number is (781) 466-6400. Our corporate website address is: www.tecogen.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon with respect to this offering.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Before deciding to invest in our shares of common stock, you should carefully consider the risk factors set forth under Item 1A of our most recent Annual Report on Form 10-K as amended or supplemented, and the information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act, which are incorporated herein by reference, before you decide to acquire our shares. Such risks are not the only risks facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect us. If any of such risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose some or all of your investment.

USE OF PROCEEDS

    We will not receive any proceeds from this offering.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

    Our shares of common stock are traded on the OTC Markets Group Inc.’s OTCQX Best Market under the symbol “TGEN.” The closing bid price of our shares on March 8, 2021, was $2.38 per share. As of March 8, 2021, we had 24,850,261 shares issued and outstanding.

    We have never declared or paid a cash dividend on our common stock. We intend to retain future earnings and do not expect to pay a dividend in the future.

DESCRIPTION OF OUR CAPITAL STOCK

This description of our capital stock is based upon, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”), our Amended and Restated By-laws (our “bylaws”) and applicable provisions of Delaware general corporation law (“DGCL”). You should read our certificate of incorporation and bylaws for a more detailed description of our securities.

Authorized Capital Stock

Our authorized capital stock consists of 100 million (100,000,000) shares of common stock, $.001 par value per share (“common stock”), and 10 million (10,000,000) shares of preferred stock, $.001 par value per share.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock. As of March 8, 2021, there were 24,850,261 shares of our common stock issued and outstanding and approximately 60 holders of record of the common stock.

Each share of our common stock entitles the holder thereof to one vote on each matter submitted to our stockholders for a vote. The holders of common stock: (a) subject to the rights of any class or series of preferred stock, have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the board of directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (c) do not have preemptive, subscription or conversion rights, or redemption or applicable sinking fund provisions; and (d) as noted above, are entitled to one cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. An election of directors by our stockholders is determined by a plurality of the votes cast by stockholders entitled to vote on the election.

We have never declared or paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions and covenants included under our bank indebtedness, capital requirements, business prospects and other factors that our board of directors considers relevant.

Preferred Stock

    We are authorized to issue up to 10 million shares of preferred stock. As of March 8, 2021, no shares of preferred stock were issued, outstanding or designated.

Subject to limitations prescribed by law, our board of directors is authorized at any time to:

•issue one or more series of preferred stock;

•determine the designations for any series of preferred stock; and

•determine the number of shares in any series

Our board of directors is also authorized to determine, for each series of preferred stock:

•whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•the dividend rate;

•the dividend payment date or dates;

•any conversion provisions applicable to that series of preferred stock;

•the liquidation preference per share of that series of preferred stock, if any;

•any redemption or sinking fund provisions applicable to that series of preferred stock;

•the voting rights of that series of preferred stock, if any; and

•the terms of any other preferences or special rights applicable to that series of preferred stock.

    New issuances of shares of preferred stock with voting rights can affect the voting rights of the holders of outstanding shares of preferred stock and common stock by increasing the number of outstanding shares having voting rights and by the creation of class or series voting rights. Furthermore, additional issuances of shares of preferred stock with conversion rights can have the effect of increasing the number of shares of common stock outstanding up to the amount of common stock authorized by the certificate of incorporation and can also, in some circumstances, have the effect of delaying or preventing a change in control of Tecogen or otherwise adversely affect the rights of holders of outstanding shares of preferred stock and common stock. To the extent permitted by the certificate of incorporation, a series of preferred stock may have preferences over the common stock (and other series of preferred stock) with respect to dividends and liquidation rights.

Stock Options

As of December 31, 2020, we had 2,496,242 options to purchase our common stock outstanding under our 2006 Stock Incentive Plan (“2006 Plan”) at a weighted average exercise price of $1.94 per share. As of December 31, 2020, 828,825 of such options were exercisable at a weighted average exercise price of $3.61 per share.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Stockholder Nomination of Directors and Proposals. Our bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director or proposal for other business not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from such anniversary date, to be timely, notice of a stockholder proposal to nominate a director must be delivered not later than the close of business on the 120th day prior to the date of such meeting or later than the 90th day prior to such annual meeting or the tenth day following the day on which notice of such annual meeting was mailed or public announcement of the date of such annual meeting is first made, whichever occurs first. The complete proxy access provision for director nominations are set forth in Section 1.10 of our bylaws. The complete proxy access provision for other stockholder proposals are set forth in Section 1.11 of our bylaws.

    Removal of Directors by Stockholders. Our directors may only be removed for cause and then only upon the affirmative vote of the holders of at least two thirds of the votes of all stockholders entitled to vote in an election of directors.

    “Blank Check” Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to ten million (10,000,000) shares of “blank check” preferred stock in one or more series possessing such specific terms, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other special rights, preferences, qualifications, limitations, and restrictions thereof, as shall be determined in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of firectors. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

    Annual and Special Meetings of Our Stockholders. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders, unless or except to the extent that the presence of a larger number may be required by our certificate of incorporation or DGCL. Special meetings of the stockholders may only be called by the board of directors, the chairman of the board of directors or the chief executive officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our bylaws, all matters shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. Except as may be otherwise provided by our certificate of incorporation, a nominee shall be elected to the board of directors by a plurality of votes cast by stockholders entitled to vote on the election of directors.

OTC Markets Group’s OTCQX Best Market

Our common stock is quoted on OTC Market Group, Inc.’s OTQX Best Market under the symbol "TGEN."

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by regulatory authorities. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, New York 11598; telephone: 212-828-8436.

SELLING STOCKHOLDERS

    We have filed a registration statement of which this prospectus forms a part in order to permit the selling stockholders or their respective transferees to resell to the public up to 706,147 shares of our common stock.  The selling stockholders may sell all, some or none of their common stock in this offering. See “Plan of Distribution.”

The following table sets forth, based on information provided to us by the selling stockholder or as known to us (i) the name of the selling stockholder, (ii) the number of shares of common stock owned beneficially by each selling stockholder as of March 8, 2021, (iii) the number of shares which may be offered pursuant to this prospectus, and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. Except as indicated below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our affiliates within the previous three years other than as a result of his, her or its ownership of common stock. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares that will be held by any selling stockholder after this offering can be provided.

The selling stockholders have provided information regarding their holdings set forth in the table below. Each selling stockholder named in the table has sole voting and investment power with respect to all common stock shown as beneficially owned by the selling stockholder except as described therein. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

In April 2016, we entered into numerous private placement share exchange agreements ("Share Exchange Agreements") with shareholders ("Exchanging Shareholders") of Ilios Inc., a majority owned subsidiary ("Ilios"). Pursuant to the Share Exchange Agreements, the Exchanging Shareholders agreed to exchange every 7.86 of their restricted Ilios shares of common stock for 1 share of our restricted common stock. In addition, we granted each Exchanging Shareholder registration rights with respect to the common stock they received in exchange for their Ilios shares. Pursuant to the Share Exchange Agreements, we issued 576,321 shares of our common stock in exchange for shares of common stock of Ilios.

In the selling stockholder table below, the column “Number of Shares Owned After Offering” assumes the sale of all shares offered hereby. The column “Percent of Common Stock Owned After Offering” is based on 24,850,261 shares of common stock outstanding as of March 8, 2021.

    We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Name of Selling Stockholder (1) (2)	Number of Shares Beneficially Owned Before Offering (1)	Percent of Common Stock Owned Prior to Offering (1)	Number of Shares Being Offered Hereby	Number of Shares Owned After Offering	Percent of Common Stock Owned After Offering (1)
Directors and Executive Officers, and Certain Related Persons
John N. Hatsopoulos, Lead Director	2,347,596 (3)	9.44%	127,226	2,220,370	8.93%
Estate of George N. Hatsopoulos	2,744,385 (4)	11.04%	50,890	2,693,495	10.84%
Patricia Hatsopoulos (5)	28,225	*	100	28,125	*
John K. Whiting, IV, General Counsel & Secretary	45,636 (6)	*	636	45,000	*
Employees
Joseph Gehret	27,333 (7)	*	6,361	20,972	*
Jeff Glick	20,111 (8)	*	6,361	13,750	*
Jean Roy	1,500	*	1,500	_	*
Ann Marie Pacheco	6,830 (9)	*	1,240	5,590	*
Jeff Glick (10)	16,061	*	12,311	3,750	*
David Pidgeon (10)	17,508 (11)	*	3,800	13,708	*
Additional Selling Stockholders
Jeremy Benjamin	113,613	*	63,613	50,000	*
Nettlestone Enterprises Ltd.	76,335	*	76,335	_	*
Aliki & Daphne Nikolaidis	50,890	*	50,890	_	*
Giordano Venzi	10,178	*	10,178	_	*
Fabio Mioni	4,452	*	4,452	_	*
Franco Venzi	1,272	*	1,272	_	*
Jean Skeparnias	2,544	*	2,544	_	*

Athanassios Kyranis	2,647	*	1,272	1,375	*
Ioannis Retsos	7,544	*	2,544	5,000	*
Theodoros Matarangas	1,272	*	1,272	_	*
Andrew and Susan Hirsch	184,224	*	50,890	133,334	*
Yiannis Monovoukas	6,361	*	6,361	_	*
Adam C. Schachter	3,816	*	3,816	_	*
Jeffrey Duplaise	1,908	*	1,908	_	*
Keith Davidson and Debra Davidson	2,544	*	2,544	_	*
RBC cees Nominees Ltd. – B2599/B3957	462,540	1.86%	159,025	303,515	1.22%
RBC cees Nominees Ltd. – B2618/B3923	823,228	3.31%	31,806	791,422	3.18%
Charles T. Maxwell (12)	129,522	*	25,000	104,522	*
Total	7,140,075	28.53%	706,147	6,433,928	25.79%

* Represents less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d3 under the Securities Exchange Act and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options, warrants, or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted as the case may be.

(2)
Unless otherwise stated, the shares of common stock held by the stockholders listed under the caption “Additional Selling Stockholders” that are being registered pursuant to this Registration Statement were acquired pursuant to the Share Exchange Agreements.

(3) (4)
Based solely upon: (a) the Schedule 13G/A filed by Mr. John N. Hatsopoulos on March 26, 2019 and the Form 4 filed by Mr. Hatsopoulos on April 24, 2020. Based on the Schedule 13G/A and Form 4/A the beneficial ownership of Mr. Hatsopoulos is the following: (1) 180,351 shares of common stock held directly by Mr. Hatsopoulos; (2) 1,039,480 shares of common stock held by the Nia M. Hatsopoulos Jephson 2011 Irrevocable Trust, for which Mr. Hatsopoulos is the trustee; (3) 1,039,480 shares of common stock held by the Alexander J. Hatsopoulos 2011 Irrevocable Trust, for which Patricia Hatsopoulos, Mr. Hatsopoulos' wife, is the trustee; (4) 3,325 shares of common stock held in an individual retirement account for Mrs. Hatsopoulos; (5) 44,012 shares held in Pat Ltd., a joint account maintained by Mr. Hatsopoulos and Mrs. Hatsopoulos; (6) 28,225 shares of common stock held by Mrs. Hatsopoulos; and (7) 12,723 shares of common stock underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include the following shares with respect to which Mr. Hatsopoulos disclaims beneficial ownership: (1) 808,339 shares of Common stock held in The John N. Hatsopoulos 1989 Family Trust for the benefit of Nia Maria Hatsopoulos, of which Ann Marie Pacheco is the sole trustee; (2) 812,325 shares of common stock held in The John N. Hatsopoulos 1989 Family Trust for the benefit of Alexander J. Hatsopoulos, of which Ms. Ann Marie Pacheco is the sole trustee; and (3) 571,538 shares of common stock held in The John N. Hatsopoulos Family Trust 2007, of which Mr. Yiannis Monovoukas is the sole trustee.

Mr. George Hatsopoulos was the brother of Mr. John Hatsopoulos and a former director of the Company. Based solely upon the Schedule 13G/A filed by Dr. George Hatsopoulos and Mrs. Daphne Hatsopoulos on May 16, 2018. Dr. Hatsopoulos died on or about September 20, 2018. The Schedule 13G/A states the beneficial ownership of Dr. Hatsopoulos as the following: (1) 1,812,468 shares of common stock held directly by Dr. Hatsopoulos; (2) 154,760 shares of common stock held by Dr. Hatsopoulos and his wife Daphne Hatsopoulos as joint tenants; (3) 320,179 shares of Common Stock held in The Hatsopoulos 1994 Family Trust for the Benefit of Nicholas Hatsopoulos, of which Mrs. Hatsopoulos and Mr. Joseph Comeau are trustees, and (4) 456,978 shares of Common Stock held in The Hatsopoulos 1994 Family Trust for the Benefit of Marina Hatsopoulos, of which Mrs. Hatsopoulos and Mr. Michael Bass are trustees. The address of the holder is 233 Tower Road, Lincoln, MA 01773.

(5)	Mrs. Patricia Hatsopoulos is the wife of Mr. John Hatsopoulos.
(6)
Includes: (a) 636 shares held directly by Mr. Whiting; and (b) 45,000 shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include the following shares underlying options granted pursuant to the 2006 Plan: (A) 2,500 shares underlying options that will vest and become exercisable on January 16, 2022; (B) 25,000 shares underlying options that are not currently exercisable, 12,500 of which will vest and become exercisable on December 11, 2021, and 12,500 of which will vest and become exercisable on December 11, 2022; (C) 37,500 shares underlying options that are not currently exercisable, 12,500 of which will vest and become exercisable on June 11, 2021, 12,500 of which will vest and become exercisable on June 11, 2022, and 12,500 of which will vest and become exercisable on June 11, 2023, and (D) 200,000 shares underlying options which will vest and become exercisable in accordance with a vesting schedule based on Adjusted EBITDA goals.

(7)
Includes 19,847 shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include 8,334 shares underlying options granted pursuant to the 2006 Plan that will vest and become exercisable on January 16, 2022.

(8)	Includes 13,750 shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include 3,750 shares underlying options granted pursuant to the 2006 Plan that will vest and become exercisable on July 20, 2021.
(9)	Includes 5,590 shares underlying currently exercisable options granted pursuant to the 2006 Plan. Does not include 2,500 shares underlying options granted pursuant to the 2006 Plan that will vest and become exercisable on May 31, 2022.
(10)	Acquired pursuant to restricted stock grants from us.
(11)	Includes 3,750 shares underlying currently exercisable options granted pursuant to the 2006 Plan
(12)	Mr. Maxwell is a former member of our board of directors. All of the shares being registered were acquired pursuant to restricted grants from us.
    Shares of common stock covered by this prospectus may be reoffered and resold from time to time through brokers in the over-the-counter market or otherwise at prices acceptable to the selling stockholders. To our knowledge, no specific brokers or dealers have been designated by any selling stockholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any shares which may be offered pursuant to this prospectus. Alternatively, the selling stockholder may from time to time offer the shares through underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares from whom they may act as agents. The selling stockholder and any underwriters, dealers, or agents that participate in the distribution of the shares may be deemed “underwriters” under the Securities Act and any profit on the sale of the shares by them and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under applicable rules and regulations promulgated under the Securities Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period commencing on the later of five business days prior to the determination of the offering price or such time as the person becomes a distribution participant. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, in connection with transactions in the shares during the effectiveness of the registration statement of which this prospectus is a part. All of the foregoing may affect the marketability of the shares.

PLAN OF DISTRIBUTION

Each of the selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Markets LLC’s OTCQX Best Market or such other stock exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:
•ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers
•block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction
•purchases by a broker dealer as principal and resale by the broker dealer for its account
•an exchange distribution in accordance with the rules of the applicable exchange
•privately negotiated transactions
•short sales
•broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law
The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121 and guidance thereunder.
In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling stockholder has any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus has been passed upon for us by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

Our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Wolf & Company, P.C., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file and have filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at: 100 F Street N.E., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC's website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at www.tecogen.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part. Requests for documents may also be addressed in writing or by telephone to: John K. Whiting, IV, Esq., General Counsel, Tecogen Inc., 45 First Avenue, Waltham, MA 02451, email: jack.whiting@tecogen.com; telephone: (781) 466-6400.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus. Information contained in this prospectus and information we file with the SEC in the future and that we incorporate by reference in this prospectus automatically updates and supersedes previously filed information.

We incorporate by reference the documents listed below and any future filings we make after the date of the initial filing of Post-Effective Amendment No. 1 to the Registration Statement of which this prospectus is a part with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering of the securities covered by this prospectus is completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020
•	Our Current Report on Form 8-K filed with the SEC on March 18, 2020
•	Our Current Report on Form 8-K filed with the SEC on April 14, 2020
•	Our Current Report on Form 8-K filed with the SEC on April 17, 2020
•	Our Current Report on Form 8-K filed with the SEC on May 12, 2020
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020
•	Our Current Report on Form 8-K filed with the SEC on May 15, 2020
•	Our Current Report on Form 8-K filed with the SEC on May 29, 2020
•	Our Current Report on Form 8-K filed with the SEC on June 5, 2020
•	Our Current Report on Form 8-K filed with the SEC on July 8, 2020
•	Our Current Report on Form 8-K filed with the SEC on July 21, 2020
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020
•	Our Current Report on Form 8-K filed with the SEC on January 20, 2021
•	Our Current Report on Form 8-K filed with the SEC on February 9, 2021
•	Our Proxy Statement for our Annual Meeting of Stockholder held on June 5, 2020, filed with the SEC on April 21, 2020
A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of this prospectus and the documents incorporated herein by reference, which will be provided to you at no cost, by writing to, emailing or telephoning: John K. Whiting, IV, Esq., General Counsel, Tecogen Inc., 45 First Avenue, Waltham, Massachusetts 02451, email: jack.whiting@tecogen.com; telephone: (781) 466-6400. You may also access these reports and other documents at our web site at www.ir.tecogen.com/sec-

filings. The SEC maintains an internet site that contains our reports, proxy and information statements, and other information regarding us that we file electronically with the SEC at http://sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

    Our Amended and Restated Certificate of Incorporation provides that we will indemnify our officers and directors in accordance with Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling person in connection with the securities being registered herein, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.
.

TECOGEN INC. ___________________________________ Up to 706,147 shares of common stock by the selling stockholders ___________________________________ ______________ PROSPECTUS ______________ March __, 2021
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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred by the Company in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:

SEC Registration Fee (1)	$ -
Accountant’s Fees and Expenses (2)	5,000
Registrant’s Counsel Fees and Expenses (2)	7,500
Estimated Total	$ 12,500
(1)Previously paid
(2)Estimated

Item 14.     Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our charter includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

◦for any breach of the director's duty of loyalty to the Company or its stockholders;
◦for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
◦under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or
◦for any transaction from which the director derived an improper personal benefit.

Our charter also provides that:

•we may, to the extent authorized from time to time by our Board of Directors, indemnify our other employees and agents to the same extent that we indemnified our officers and directors; and

•in the event we do not assume the defense in a legal proceeding, we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers that insures them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Other Arrangements

The Company maintains a “claims made” officers and directors liability insurance policy with coverage limits of $5,000,000 and a maximum $200,000 deductible amount for each claim.

Item 15.     Recent Sales of Unregistered Securities

None.

Item 16.        Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of November 1, 2016, by and among Tecogen Inc, American DG Energy Inc. and ADGE.Tecogen Merger Sub Inc. incorporated by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K, filed with the SEC on November 2, 2016.

2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 23, 2017, by and among Tecogen Inc., American DG Energy Inc., and ADGE.Tecogen Merger Sub Inc. incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K, filed with the SEC on March 24, 2017.

3.1
Amended and Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

3.2
Amended and Restated Bylaws incorporated by reference to Exhibit 3.2 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

4.1
Specimen Common Stock Certificate of Tecogen Inc. incorporated by reference to Exhibit 4.1 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

4.2+
Form of Stock Option Agreement incorporated by reference to exhibit 4.3 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

4.3
Description of Registrant's Securities incorporated herein by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

10.1+
Tecogen Inc. 2006 Stock Incentive Plan, as amended and restated on November 1, 2016, incorporated by reference to Exhibit 10.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 21, 2018.

10.2
Lease Agreement between Atlantic-Waltham Investment II, LLC, and Tecogen Inc., dated May 14, 2008, incorporated by reference to Exhibit 10.7 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

10.3
Second Amendment to Lease Agreement between Atlantic-Waltham Investment II, LLC, and Tecogen Inc., dated January 16, 2013 incorporated by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 15, 2014.

10.4#
Exclusive License Agreement between Tecogen Inc. and the Wisconsin Alumni Research Foundation, dated February 5, 2007, incorporated by reference to Exhibit 10.13 to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-193791), filed with the SEC on June 27, 2014.

10.5
Facilities and Support Services Agreement between American DG Energy Inc. and Tecogen Inc., dated August 8, 2014, incorporated by reference to Exhibit 10.1 to American DG Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 14, 2014.

10.6	Shelf Registration Rights Agreement dated August 3, 2015, incorporated by reference to Exhibit 10.29 to the registrant's Current Report on Form 8-K, filed with the SEC on August 6, 2015.
10.7
First Amendment to the Facilities and Support Services Agreement between American DG Energy Inc. and Tecogen Inc., dated August 7, 2015, incorporated by reference to Exhibit 10.1 to American DG Energy Inc.'s Current Report on Form 8-K (No. 001-34493), filed with the SEC on August 13, 2015.

10.8	TTcogen LLC Operating Agreement dated as of May 19, 2016, incorporated by reference to Exhibit 10.38 to the registrant's Current Report on Form 8-K, filed with the SEC on May 24, 2016.
10.9 +
Advisory Agreement, dated January 3, 2018, between Tecogen Inc. and John N. Hatsopoulos incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K, filed with the SEC on January 8, 2018.

10.10
Research and Development Contract between Southwest Research Institute and Tecogen Inc. incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K, filed with the SEC on January 9, 2018.

10.11
Membership Interest and Wind-Down Agreement between Tedom USA Inc., Tedom a.s., TTcogen LLC and Tecogen Inc. dated as of March 27, 2018, incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K, filed with the SEC on March 30, 2018.

10.12
Credit Agreement with Webster Business Credit Corporation, as of May 4, 2018, incorporated by reference to Exhibit 10.45 to the registrant's Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2018).

10.13
Amendment No. 1 to, and Waiver No. 1 to, Credit Agreement dated May 4, 2018, incorporated by reference to Exhibit 99.01 to the registrant's Current Report on Form 8-K, filed with the SEC on December 17, 2018.

10.14
Waiver No. 2 under Credit Agreement dated May 4, 2018, incorporated herein by reference to Exhibit 10.47 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

10.15
Amendment No. 2 to, and Waiver No. 3 under, Credit Agreement dated as of March 5, 2019, incorporated by reference to Exhibit 10.47 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.16
Membership Interest Purchase Agreement by and among SDCL TG Cogen LLC, as Purchaser, and American DG Energy Inc., as Seller, and Tecogen Inc. dated as of December 14, 2018, incorporated by reference to Exhibit 10.48 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.17
Guaranty Agreement by Tecogen Inc. in favor of CogenOne LLC and SDCL TG Cogen LLC dated December 14, 2018, incorporated by reference to Exhibit 10.49 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.18
Membership Interest Purchase Agreement by and among SDCL TG Cogen LLC, as Purchaser, and American DG Energy Inc., as Seller, and Tecogen Inc. dated as of March 5, 2019, incorporated by reference to Exhibit 10.50 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.19
Guaranty Agreement by Tecogen Inc. in favor of CogenTwo LLC and SDCL TG Cogen LLC dated March 5, 2019, incorporated by reference to Exhibit 10.51 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.20
Billing and Asset Management Agreement by and among CogenOne LLC and Tecogen Inc. as amended and restated as of March 5, 2019, incorporated by reference to Exhibit 10.52 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.21
Billing and Asset Management Agreement by and among CogenTwo LLC and Tecogen Inc. dated March 5, 2019, incorporated by reference to Exhibit 10.53 to the registrant's Current Report on Form 8-K, filed with the SEC on March 8, 2019.

10.22
Letter Agreement dated July 22, 2019 amending Advisory Agreement dated January 3, 2018 between Tecogen Inc. and John N. Hatsopoulos incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K, as filed with the SEC on July 25, 2019.

10.23
Loan Documentation for Paycheck Protection Program Loan through Webster Bank, dated April 17, 2020, incorporated by reference to Exhibit 10.61 to the registrant’s Quarterly Report on Form 10-Q.for the period ended March 31, 2020, filed with the SEC on May 14, 2020.

10.24
American DG Energy Inc.2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to the registrant’s Form S-8 Registration Statements (File No. 333-187928), filed with the SEC on July 28, 2020.

10.25	Transition Agreement, dated June 6, 2019, between the registrant and Bonnie Brown, incorporated by reference to registrant’s Current Report on Form 8-K, filed with the SEC on June 10, 2019.
10.26+
Amendment to Advisory Agreement, dated July 22, 2019, between the registrant and John Hatsopoulos, incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on July 25, 2019.

10.27*	Promissory Note for Paycheck Protection Program Second Draw Loan from Webster Bank, N.A. dated February 5, 2021 in the amount of $1,874,269.
21.1*	List of Subsidiaries.
23.1*	Consent of Wolf & Company, P.C.
24.1	Power of Attorney of certain directors and officers of the Registrant (included on signature page of this Registration Statement).

*	Filed herewith.
#	Confidential Treatment has been granted for portions of this document. The confidential portions were omitted and filed separately, on a confidential basis, with the Securities and Exchange Commission.
+	Management contract or compensatory plan or agreement.

Item 17. Undertakings

(a)    Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(d)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 12, 2021.

TECOGEN INC.
By: /s/Benjamin M. Locke Benjamin M. Locke Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin M. Locke and John K. Whiting, IV, or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Angelina M. Galiteva Angelina M. Galiteva	Director and Chairman of the Board	March 12, 2021
/s/ John N. Hatsopoulos John N. Hatsopoulos	Lead Director	March 12, 2021
/s/ Benjamin M. Locke Benjamin M. Locke	Chief Executive Officer and Director (Principal Executive and Financial Officer)	March 12, 2021
/s/ Ahmed F. Ghoniem Ahmed F. Ghoniem	Director	March 12, 2021
/s/Deanna Petersen Deanna Petersen	Director	March 12, 2021
/s/ Earl Lewis, III Earl Lewis	Director	March 12, 2021
/s/ Fred Holubow Fred Holubow	Director	March 12, 2021